Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Camtek Ltd:

We consent to the use of our report dated March 3, 2014, with respect to the consolidated balance sheets of Camtek Ltd. as of December 31, 2013 and 2012, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin Certified Public Accountants (Israel) A member firm of KPMG International

Tel Aviv, Israel
Date March 3, 2014